Exhibit 10.1

Marathon Petroleum Company LLC

Excess Benefit Plan

(Amended and Restated as of January 1, 2006)

First Amendment

Effective October 1, 2006

WHEREAS, effective January 1, 2006, Marathon Petroleum Company LLC (the “Company”) adopted an amended and restated version of the Marathon Petroleum Company LLC Excess Benefit Plan (the “Plan”); and

NOW, THEREFORE, Marathon Petroleum Company LLC, having established the Plan and having reserved the right to amend the Plan in Article V thereof, does hereby amend the Plan, effective as of October 1, 2006, as follows:

1.	The phrase “Officers in Grade 18 and above” in the first sentence of Section C of Article II of the Plan is hereby replaced with the phrase “Employees in Grade 19 and above and MPC Officers in Grade 18 and above who were eligible for this benefit prior to October 1, 2006.”

2.	Section A of Article III of the Plan is hereby replaced in its entirety with the following:

“A. Amount of Excess Retirement Benefit

The amount of Excess Retirement Benefit which a Participant or Beneficiary is entitled to receive shall be equal to the excess of (1) over (2) below:

(1) The amount of benefit which such Participant or Beneficiary would be entitled to receive under the Retirement Plan if such benefit were computed without giving effect to the limitations referenced under Article II, Section A of this Plan and including elected deferred compensation contributions as permitted under the Marathon Petroleum Company LLC Deferred Compensation Plan; less

(2) The amount of benefit which such Participant or Beneficiary is entitled to receive under the Retirement Plan.

The following individuals shall be entitled to an additional Excess Retirement Benefit equal to the difference between (3) and (4) below (“Special Excess Bonus Recognition”): (i) Eligible Grandfather Employees and (ii) any Grade 19 and above employee of Marathon Petroleum Company LLC and its subsidiaries, excluding Speedway SuperAmerica and its subsidiaries, who is recommended by the Vice President of Human Resources of Marathon Oil Corporation and approved by the President of Marathon Oil Corporation.

(3) An amount calculated under the Retirement Plan benefit formula, without regard to any IRC-mandated limitations and including elected deferred compensation contributions as permitted under the Marathon Petroleum Company LLC Deferred Compensation Plan or the Marathon Oil Company Deferred Compensation Plan, as applicable, and substituting the following Final Average Pay (FAP) definition for the definition of “Final Average Pay” contained in the Retirement Plan:

Final Average Pay shall be the highest pay, excluding bonuses, of a member for any consecutive 36-month period during the last ten years of employment plus the highest three bonuses paid out of the last 10 years (not necessarily consecutive), divided by 36.

(4) An amount as normally determined under the Retirement Plan, plus any retirement benefit otherwise payable under the Excess Benefit Plan (i.e., exclusive of any benefits attributable to the calculation in (3) above).”

For purposes of the calculations in (3) and (4) of the section (Article III, Section A) “Eligible Grandfather Employee” means any MPC employee eligible for Special Excess Bonus Recognition under Article III, Section A of this Plan prior to October 1, 2006. However, an individual’s Eligible Grandfather Employee status shall permanently cease upon termination, retirement, or death as an employee.

By:      /s/ Jerry Howard
Jerry Howard
Senior Vice President Corporate Affairs

Marathon Oil Corporation

STATE OF TEXAS	)
) ss.
COUNTY OF HARRIS	)

On this _5th     day of October, 2006, before me, a notary public within and for the State of Texas, personally appeared Jerry Howard, to me personally known, who being by my first duly sworn, did depose and say that he is the Senior Vice President Corporate Affairs of Marathon Oil Corporation and has executed the foregoing instrument on behalf of Marathon Oil Corporation by authority of its Board of Directors.

Pamela Joyce Metoyer

Notary Public, State of Texas

(Notary Seal)